Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

Investor Contact: Integrated Corporate Relations Allison Malkin (203) 682-8225

BAKERS FOOTWEAR REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

Fourth Quarter Diluted EPS More than Doubles to $0.68

Fourth Quarter Net Sales Increases 37.7% to $61.3 million

Fiscal 2005 Diluted EPS totals $1.04

ST. LOUIS, Mo. April 3, 2006– Bakers Footwear Group, Inc. (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the fourth quarter and fiscal year ended January 28, 2006.

Net sales in the fourth quarter, the thirteen weeks ended January 28, 2006, were $61.3 million, an increase of 37.7% from $44.5 million for the thirteen weeks ended January 29, 2005. Comparable store sales in the fourth quarter increased 24.5%, compared to a 0.1% decline in comparable store sales in the same period last year. Gross profit increased 54.7% to $23.1 million, or 37.7% of net sales, compared to $14.9 million, or 33.5% of net sales, in the same period last year.

The Company’s net income in the fourth quarter increased $2.9 million to $4.5 million compared to net income of $1.6 million in the comparable period in the prior year. Fourth quarter fiscal 2005 diluted earnings per share increased to $0.68, compared to $0.31 in the comparable period.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group said, “Strong sales growth across a broad range of footwear styles fueled record fourth quarter results, a terrific end to an outstanding year for Bakers Footwear Group. We attribute the ongoing momentum in our sales and earnings this year to our ability to identify and interpret fashion trends combined with the successful expansion of our new Bakers store format. Additionally, our profitability gains exceeded sales growth, which demonstrated our ability to strengthen gross margin and leverage expenses.”

For the fiscal year ended January 28, 2006, net sales increased 29.1% to $194.8 million, compared to net sales of $150.9 million for the fifty-two weeks ended January 29, 2005. Comparable store sales for fiscal year 2005 year increased 16.7%, compared to a comparable store sales increase of 1.4% last year. Gross profit increased 45.9% to $65.3 million, or 33.5% of net sales, compared to $44.8 million, or 29.7% of net sales, last year. The Company’s net income increased $7.3 million to $6.6 million from a net loss of $695,000 in the comparable period. Fiscal year 2005 diluted earnings per share increased to $1.04 compared to a loss per share of $0.14 in the comparable period last year.

The fiscal year ended January 28, 2006 is the first fiscal year completed since Bakers changed to an end-of-January fiscal period. For comparison purposes, Bakers has used the fifty-two weeks ended January 29, 2005. Bakers’ previous audited fiscal year encompassed the fifty-two weeks ended January 1, 2005, during which time net sales were $150.5 million, gross profit was $46.6 million, net income was $1.4 million and diluted earnings per share was $0.28.

During the fourth quarter of fiscal 2005, the company opened six new stores in its new Bakers format. The Company ended the year with 118 stores in its new Bakers format. The Company operated a total of 235 Bakers and Wild Pair stores at the end of the fiscal year.

Michele Bergerac, President of Bakers Footwear Group, said, “Leading our performance during the fourth quarter was strong regular price selling of boots, dress shoes and closed casual footwear. Going forward, we are intently focused on furthering our leadership position in young women’s fashion footwear and we believe that our latest assortments along with the vitality of our Bakers Stores have us well positioned to achieve this goal.”

Mr. Edison added, “We believe our current offerings are trend right with notable strength in closed dress and casual footwear. We anticipate our comparable store sales for the 1st quarter will be up low to mid single digits. A later Easter versus last year has delayed customer purchases of sandals during the first quarter to date, but we anticipate these sales will strengthen and drive results for us in April.

“For 2006, our priorities are to continue to expand our store base while appealing to our consumers with differentiated and stylish footwear and with creative marketing,” Mr. Edison continued. “Currently our fiscal 2006 plans are to open approximately 30 to 35 new stores and remodel approximately 20 to 25 stores. We have also delivered our first ever Bakers catalog to 400,000 households. The catalog is performing well and should raise our visibility and expand our brand reach. We continue to believe our current initiatives in merchandising and marketing along with the success of our new store format has us poised to deliver another year of solid performance in fiscal 2006.”

Accounting for Stock-Based Compensation

Bakers’ pro forma diluted earnings per share, calculated as if SFAS 123 “Accounting for Stock-Based Compensation” had been adopted, reflecting the pro forma effect of recognizing stock-based compensation costs was $0.96 for the year ended January 28, 2006, compared to reported diluted earnings per share of $1.04. Bakers will adopt SFAS 123R “Share Based Payment” effective January 29, 2006, the beginning of fiscal year 2006. Bakers currently expects the impact of SFAS 123R on fiscal year 2006 compensation expense to be comparable to or slightly higher than the pro forma effect under SFAS 123 in fiscal year 2005.

Annual Meeting

The Company also announced that its 2006 Annual Meeting of Stockholders will be held on June 1, 2006 in St. Louis, Missouri. Details regarding time and location will be announced later.

Conference Call

The Company also announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2005 results today, Monday, April 3, 2006 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 811-0667, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=00002E63. A replay of this call will be available until April10, 2006 and can be accessed by dialing (888) 203-1112 and entering code 7479658. The web-cast will remain available until May 6, 2006 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 225 stores nationwide under two formats, Bakers and Wild Pair. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Table follows:

Bakers Footwear Group, Inc.

Unaudited

	Thirteen Weeks Ended January 28, 2006	Thirteen Weeks Ended January 29, 2005	Fifty–two Weeks Ended January 28, 2006	Fifty-two Weeks Ended January 29, 2005
Income Statement Data
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$ 61,338	$ 44,545	$ 194,780	$ 150,911
Cost of merchandise sold, occupancy, and buying expenses	38,228	29,605	129,439	106,140
Gross profit	23,110	14,940	65,341	44,771

Operating expenses	15,770	12,259	54,624	45,279
Operating income (loss)	7,340	2,681	10,717	(508)

Interest expense	(118)	(153)	(427)	(847)
Other income, net	90	129	212	338
Income (loss) before income taxes	7,312	2,657	10,502	(1,017)

Income tax expense (benefit)	2,784	1,025	3,949	(322)

Net income (loss)	$ 4,528	$ 1,632	$ 6,553	$ (695)

Basic earnings (loss) per share	$ 0.73	$ 0.32	$ 1.10	$ (0.14)
Diluted earnings (loss) per share	$ 0.68	$ 0.31	$ 1.04	$ (0.14)

Weighted average shares outstanding
Basic	6,237	5,102	5,981	4,974
Diluted	6,657	5,343	6,279	4,974

Pro Forma SFAS 123 Information
Pro forma earnings (loss) per share reflecting pro forma stock compensation expense in accordance with SFAS 123
Basic earnings (loss) per share	$ 0.70	$ 0.30	$ 1.00	$ (0.22)
Diluted earnings (loss) per share	$ 0.66	$ 0.29	$ 0.96	$ (0.22)

Bakers Footwear Group, Inc.

Unaudited (continued)

	Thirteen Weeks Ended January 28, 2006	Thirteen Weeks Ended January 29, 2005	Fifty–two Weeks Ended January 28, 2006	Fifty-two Weeks Ended January 29, 2005
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited
Cash Flow Data
Cash provided by operating activities	13,993	6,493	17,536	5,629
Cash used in investing activities	(5,674)	(4,108)	(22,694)	(12,479)
Cash provided by (used in) financing activities	(4,522)	(1,094)	7,651	7,972

Supplemental Data
Comparable store sales increase (decrease)	24.5%	(0.1)%	16.7%	1.4%
Gross profit percentage	37.7%	33.5%	33.5%	29.7%
Number of stores at end of period			235	218

Balance Sheet Data	January 28, 2006	January 29, 2005
	Unaudited	Unaudited
Cash	$ 3,925	$ 1,432
Accounts receivable	2,371	1,342
Inventories	25,998	17,802
Other current assets	3,072	4,041
Current assets	35,366	24,617
Property and equipment, net	38,701	21,728
Other assets	687	378
	$ 74,754	$ 46,723

Current liabilities	$ 27,600	$ 16,389
Noncurrent liabilities	6,764	5,125
Shareholders’ equity	40,390	25,209
	$ 74,754	$ 46,723